SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 8, 2007

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

Motive, Inc. (the “Company”) and Mr. Mike Fitzpatrick, the Company’s current Chief Financial Officer, entered into an Employment Agreement (the “Employment Agreement”) on October 8, 2007. The Employment Agreement was authorized by the Compensation Committee of the Company’s Board of Directors on September 25, 2007, was dated as of September 27, 2007 and becomes effective as of October 21, 2007. The Employment Agreement replaces a previous employment agreement that will expire on October 20, 2007 and has a term of one year, which may be extended by mutual agreement. Mr. Fitzpatrick will receive an annual base salary of $225,000 and will be eligible to receive an annual Target Bonus (as defined in the Employment Agreement) of up to $112,500 based on the achievement of certain individual and company performance objectives. Upon a Change in Control (as defined in the Employment Agreement), the Company will pay Mr. Fitzpatrick, in lieu of severance payments, an amount equal to his aggregate base monthly salary for a period of six months plus his Target Bonus for the year of termination assuming full achievement of the applicable performance targets by both Mr. Fitzpatrick and the Company. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated September 27, 2007, by and between Motive, Inc. and Mike Fitzpatrick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTIVE, INC.

Date: October 10, 2007	By:	/s/ Mike Fitzpatrick
Mike Fitzpatrick
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement, dated September 27, 2007, by and between Motive, Inc. and Mike Fitzpatrick.